Exhibit 99.1

Caliber Announces Sale of $15.9 Million Perpetual Convertible Preferred and Activation of ATM Program

Access to additional capital further strengthens Digital Asset Treasury execution strategy

Preferred converts to common stock at $250 per Caliber share

SCOTTSDALE, AZ, September 17, 2025 – Caliber (NASDAQ: CWD), a diversified real estate and digital asset management platform, today announced that it has closed a securities purchase agreement with an institutional investor for the sale of $15.9 million of perpetual convertible preferred equity and, separately, has established and activated an At-The-Market (ATM) equity program.

Under the preferred investment, Caliber issued 15,868 shares of Series B Preferred Stock at a purchase price of $1,000 per share, resulting in gross proceeds of $15,868,000. The Series B Preferred Stock is convertible, at the holder’s option, into Caliber common shares at $250 per share. The security carries no voting rights, pays no dividends or interest, and is ranked senior to Caliber’s Class A and Class B common stock, but junior to the Company’s Series A and Series AA Preferred Stock.

The Company also announced that it has filed a prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) to activate an ATM program further to which sales are to be made further to the Company’s existing $50 million shelf registration statement. At the outset, the Company has approximately $10.3 million of availability under the program. The ATM will provide Caliber with the ability to issue and sell shares of common stock from time to time, at prevailing market prices, in order to opportunistically raise capital to support its business initiatives, including the continued accumulation of Chainlink (LINK) tokens under its Digital Asset Treasury (DAT) strategy.

Lafferty & Co. is serving as lead sales agent for the ATM program, with Benchmark Company acting as co-manager.

“This perpetual preferred investment, paired with the flexibility of our new ATM program, strengthens Caliber’s balance sheet and provides us with capital to continue executing our strategy,” said Chris Loeffler, Chief Executive Officer of Caliber. “The terms of this preferred equity as a perpetual preferred with an attractive $250 per share conversion price highlights the strength and enthusiasm behind our move to build our LINK DAT.”

Caliber is the first Nasdaq-listed company to publicly announce the adoption of a treasury strategy anchored in Chainlink (LINK). Through this initiative, Caliber provides its shareholders with transparent, mark-to-market exposure to LINK while positioning itself at the intersection of real asset infrastructure and digital asset infrastructure.

About Caliber (CaliberCos Inc.)

Caliber (Nasdaq: CWD) is a diversified alternative asset manager with over $2.9 billion in Managed Assets. For more than 16 years, Caliber has delivered value across market cycles with its private equity real estate investment platform, specializing in hospitality, multi-family residential, and industrial real estate. This includes the formation, operation and management of investment vehicles that acquire, develop, hold, and manage the servicing of commercial and residential real estate services.  In 2025, Caliber launched a Digital Asset Treasury strategy anchored in Chainlink (LINK). This initiative bridges real and digital asset investing, offering investors access through both publicly traded equity (Nasdaq: CWD) and Caliber’s private equity real estate funds.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:

Caliber Investor Relations:

Ilya Grozovsky

+1 480-214-1915

Ilya@CaliberCo.com

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